Exhibit 10.33

Racker: Dustin Semach	Date: May 5, 2020

Title: EVP and Chief Financial Officer

Dear Dustin,

Congratulations, and thank you! We value the important expertise you bring to Rackspace. In recognition of your continued commitment and contributions to the business, you may be eligible to receive a retention bonus in total of $500,000 USD, less applicable deductions and withholdings (“Retention Bonus”), if you remain an active employee with the Company for the 12 month period beginning on May 5, 2020 and ending on May 5, 2021 (“Retention Period”), subject to the terms and conditions set out in this retention letter agreement below (“Retention Agreement”).

If you meet the applicable eligibility requirements you will be paid the Retention Bonus in 2 installments as follows:

Installment	Installment Amount	Installment Period	Payment Date
1	$250,000 less applicable withholdings and deductions	May 5, 2020 to November 5, 2020	The first payslip received in the month of November, 2020

2	$250,000 less applicable withholdings and deductions	November 6, 2020 to May 5, 2021	The first payslip received in the month of May, 2021

Please review the eligibility requirements and other terms on the attached pages.

Please sign this agreement and initial each page of the attachments where indicated to signify your acceptance of these requirements and terms. You must sign and return this letter within 14 calendar days after receipt or the offer will be withdrawn automatically. Please retain a copy for your records.

Thank you for your commitment to Rackspace and the contribution you have made and will continue to make to the Rack. Your work is important, your expertise critical, and your support of our customers is valued. We appreciate commitment to Rackspace and look forward to achieving our inspiring mission together!

Sincerely,

Kevin Jones, CEO

Employee Acceptance

I, Dustin Semach, hereby confirm that I understand and accept this Retention Bonus and the attached terms of eligibility and other requirements.

/s/ Dustin Semach	5/19/20
Dustin Semach	date

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Agreed Terms of Eligibility and Other Requirements

Eligibility. You must be an active employee in good standing on the date the applicable payslip is issued (“Payment Date”) to be eligible to receive that installment of the Retention Bonus. For example, you will not be in good standing on the Payment Date if: (i) you are on a Performance Improvement Plan or (ii) you recently received or you are on track to receive a variable or unsuccessful rating on your performance review or have been told that you are off track in a performance check-in.

Pro-Rata Payment. You will be eligible for a payment of a “ Prorated Amount” of the next upcoming Installment Amount if (i) the Company eliminates your position, (ii) the Company terminates your employment without “Cause” (as defined below), or (iii) if you have an employment agreement and you terminate your employment for “Good Reason” (as defined in your employment agreement) prior to the Payment Date. The pro-rata payment is contingent upon you signing and not revoking a Separation Agreement and General Release of claims in a form satisfactory to the Company. You will not receive payment for any Installment Period that begins after your employment ends.

The Prorated Amount is calculated by multiplying the amount of the next upcoming Installment Amount by a fraction, the numerator of which is the number of complete months you are actually employed by the Company during that Installment Period and the denominator of which is the total number of months in the Installment Period.

Other Terms. If you resign or your employment is terminated for “Cause” at any time between the date of acceptance and the Retention Bonus Payment Date, you will not receive any Retention Bonus payment.

For purposes of this Retention Agreement, “Cause” shall mean:

(i)

willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company;

(ii)	abandonment of duties (other than by reason of disability or approved leave of absence);

(iii)	failure to follow lawful directives of the Company;

(iv)	failure to successfully meet performance goals as determined in the reasonable discretion of Company following a written warning and opportunity to cure for thirty (30) days;

(v)

a felony conviction or indictment, a plea of guilty or nolo contendere, or other conduct that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; or

(vi)	a significant violation of Company’s employment and management policies.

Impact on Pay, Corporate Bonus & Benefits. The Retention Bonus does not modify your base salary or any corporate bonus payment you may be eligible to receive.

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Continuation of Employment._This letter does not constitute a guarantee of continued employment. Employment with Rackspace remains “at will” unless you have a written employment agreement signed by the Company.

Jurisdiction and Counterparts. The substantive laws of Texas govern this Agreement, and exclusive venue for any dispute shall be Bexar County, Texas or the U.S. District Court in San Antonio, Texas. This Agreement may be signed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

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